Free Writing Prospectus
Filed Pursuant to Rule 433
Dated July 17, 2012
Registration Statement Nos. 333-167489 and
333-167489-06

Jt-Leads: BNP, JPM, MS, RBS	100% Pot
Co-Mgrs: Comerica, PNC, LOOP	(Class A-2, A-3, A-4 Notes only)
Selling Group: Williams Capital

CL	$SIZEMM	WAL	MOODYS/S&P	L. FINAL	PXING	%	CPN	$PX
A1	366.70	0.29	P-1/A-1+	08/13	IL-23	0.27214	0.27214	100.00000
A2	497.60	1.05	Aaa/AAA	04/15	EDSF+5	0.477	0.47	99.99317
A3	502.00	2.25	Aaa/AAA	12/16	IS+9	0.584	0.58	99.99265
A4	133.25	3.39	Aaa/AAA	11/17	IS+19	0.793	0.79	99.99434
B	47.35	3.95	Aa1/AA+	12/17	IS+60	1.279	1.27	99.97844
C	31.57	4.06	Aa2/A+	04/18	IS+100	1.696	1.69	99.99987
D	31.57	4.06	A2/BBB+	01/19	IS+175	2.446	2.43	99.98605
TICKER		:	FORDO 2012-C
REGISTRATION		:	SEC Registered (Class A-1 is 144A)			EXPECTED PXG		: Pxd
EXPECTED RATINGS		:	M/S&P
EXPECTED SETTLE		:	07/25/12
CLEAN UP CALL		:	At 5%
PXG SPEED		:	1.4 ABS
MIN DENOMS		:	$100k x $1K			ERISA ELIGIBLE		: Yes
B&D		:	JPM

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.